Exhibit 3.01
RESTATED CERTIFICATE OF INCORPORATION
OF
SHUTTERFLY, INC.
     Shutterfly, Inc., a Delaware corporation, hereby certifies that:
     1. The name of the corporation is Shutterfly, Inc. The corporation filed its original Certificate of Incorporation with the Secretary of State on April 23, 1999 under the name “Shortco, Inc.”
     2. This Restated Certificate of Incorporation of the corporation attached hereto as Exhibit “1”, which is incorporated herein by this reference, and which restates, integrates and further amends the provisions of the Certificate of Incorporation of this corporation as previously amended or supplemented, has been duly adopted by the corporation’s Board of Directors and the stockholders in accordance with Sections 242 and 245 of the Delaware General Corporation Law, with the approval of the corporation’s stockholders having been given by written consent without a meeting in accordance with Section 228 of the Delaware General Corporation Law.
     IN WITNESS WHEREOF, said corporation has caused this Restated Certificate of Incorporation to be signed by its duly authorized officer and the foregoing facts stated herein are true and correct.

Dated: November 10, 2005	SHUTTERFLY, INC.
	By:	/s/ Stephen E. Recht
Stephen E. Recht
Chief Financial Officer

Exhibit “1"
RESTATED CERTIFICATE OF INCORPORATION
OF
SHUTTERFLY, INC.
ARTICLE I
     The name of this corporation is Shutterfly, Inc.
ARTICLE II
     The address of the corporation’s registered office in the State of Delaware is 3500 South Dupont Highway, City of Dover, County of Kent, DE 19901. The name of the corporation’s registered agent at such address is Incorporating Services, Ltd.
ARTICLE III
     The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
ARTICLE IV
     A. Classes of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that this corporation is authorized to issue is fifty-three million seven hundred three thousand eight hundred thirty-three (53,703,833) shares. The total number of shares of Common Stock authorized to be issued is thirty-eight million two hundred fifty thousand seven hundred fifty-seven (38,250,757), par value $0.0001 per share. The total number of shares of Preferred Stock authorized to be issued is fifteen million four hundred fifty-three thousand seventy-six (15,453,076), each with a par value of $0.0001 per share, of which three million four hundred sixty thousand six hundred forty-nine (3,460,649) shares are designated as Series A Preferred Stock (the “Series A Preferred Stock”), one million one hundred forty-two thousand eight hundred six (1,142,806) shares are designated as Series B Preferred Stock (the “Series B Preferred Stock”), nine hundred twenty-eight thousand two hundred three (928,203) shares are designated as Series C Preferred Stock (the “Series C Preferred Stock”), three million eighty-two thousand five hundred ninety-seven (3,082,597) shares are designated as Series D Preferred Stock (the “Series D Preferred Stock”), four million one hundred thirty-one thousand three hundred sixty-one (4,131,361) shares are designated as Series E Preferred Stock (the “Series E Preferred Stock”) and two million seven hundred seven thousand four hundred sixty (2,707,460) shares are designated as Series F Preferred Stock (the “Series F Preferred Stock”). The Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock and Series F Preferred Stock shall hereinafter be referred to collectively as the “Preferred Stock.”

     B. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares of Common Stock then outstanding) by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote (voting together as a single class on an as-if-converted basis).
     C. Rights, Preferences and Restrictions of Preferred Stock. The rights, preferences, privileges, and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).
          1. Dividend Provisions.
          (a) The holders of shares of Preferred Stock shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, (i) in the case of the Series A Preferred Stock, at the rate of $0.2140 per share per annum (as adjusted for any subsequent stock splits, stock dividends, recapitalizations or the like), (ii) in the case of the Series B Preferred Stock, at the rate of $1.96 per share per annum (as adjusted for any subsequent stock splits, stock dividends, recapitalizations or the like), (iii) in the case of the Series C Preferred Stock, at the rate of $2.12 per share per annum (as adjusted for any subsequent stock splits, stock dividends, recapitalizations or the like), (iv) in the case of the Series D Preferred Stock, at the rate of $0.285 per share per annum (as adjusted for any subsequent stock splits, stock dividends, recapitalizations or the like), (v) in the case of the Series E Preferred Stock, at the rate of $0.049 per share per annum (as adjusted for any subsequent stock splits, stock dividends, recapitalizations or the like), and (vi) in the case of the Series F Preferred Stock, at the rate of $1.182 per share per annum (as adjusted for any subsequent stock splits, stock dividends, recapitalizations or the like), payable when, as, and if declared by the Board of Directors. Such dividends shall not be cumulative. The holders of the outstanding Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of at least a majority of the shares of Preferred Stock then outstanding.
          (b) So long as any shares of Preferred Stock are outstanding, this corporation shall not pay or declare any dividend, whether in cash or property, or make any other distribution on the Common Stock, or purchase, redeem or otherwise acquire for value any shares of Common Stock until all dividends as set forth in Section 1(a) above on the Preferred Stock shall have been paid or declared an set apart, except for:
               (i) acquisitions of Common Stock by this corporation pursuant to agreements which permit this corporation to repurchase such shares at cost (or the lesser of cost or fair market value) upon termination of services to this corporation;
               (ii) acquisitions of Common Stock in exercise of this corporation’s right of first refusal to repurchase such shares; or
               (iii) distributions to holders of Common Stock in accordance with Sections 2.

          (c) In the event dividends are paid on any share of Common Stock, this corporation shall pay an additional dividend on all outstanding shares of Preferred Stock in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of Common Stock.
          (d) The provisions of Sections 1(b) and 1(c) shall not apply to a dividend payable solely in Common Stock to which the provisions of Section 4(f) hereof are applicable, or any repurchase of any outstanding securities of this corporation that is approved by the Board of Directors and Preferred Stock as may be required by this Certificate of Incorporation.
          2. Liquidation Preference.
          (a) In the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of Series E Preferred Stock and Series F Preferred Stock then outstanding shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or any other class or series of stock ranking on liquidation junior to the Series E Preferred Stock and Series F Preferred Stock by reason of their ownership thereof, an amount per share equal to (A) in the case of Series E Preferred Stock: (i) $0.6123 for each outstanding share of Series E Preferred Stock (the “Original Series E Issue Price”), plus (ii) an amount equal to 300% of the Original Series E Issue Price, plus (iii) declared but unpaid dividends on such share (each of (i) and (iii) subject to adjustment of such fixed dollar amounts for any subsequent stock splits, stock dividends, combinations, recapitalizations or the like); and (B) in the case of Series F Preferred Stock: (i) $14.774 for each outstanding share of Series F Preferred Stock (the “Original Series F Issue Price”), plus (ii) declared but unpaid dividends on such share (each of (i) and (ii) subject to adjustment of such fixed dollar amounts for any subsequent stock splits, stock dividends, combinations, recapitalizations or the like). If upon the occurrence of such event, the assets and funds available to be distributed among the holders of the Series E Preferred Stock and Series F Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire assets and funds of this corporation legally available for distribution shall be distributed pro rata among the holders of the Series E Preferred Stock and Series F Preferred Stock in proportion to the amounts such holders would be entitled to receive under this subsection (a) if the full aforesaid preferential amounts under this subsection (a) were paid.
          (b) After the payment of all preferential amounts required to be paid to the holders of Series E Preferred Stock and Series F Preferred Stock, in the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of Series D Preferred Stock then outstanding shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or any other class or series of stock ranking on liquidation junior to the Series D Preferred Stock by reason of their ownership thereof, an amount per share equal to (i) $3.56 for each outstanding share of Series D Preferred Stock (the “Original Series D Issue Price”), plus (ii) an amount equal to 300% of the Original Series D Issue Price, plus (iii) declared but unpaid dividends on such share (each of (i) and (iii) subject to adjustment of such fixed dollar amounts for any subsequent stock splits, stock dividends, combinations, recapitalizations or the like). If upon the occurrence of such event, the assets and funds available to be distributed among the holders of the Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire assets and funds of this corporation legally available for distribution shall be distributed pro rata among the holders of the Series D Preferred Stock.
          (c) After the payment of all preferential amounts required to be paid to the holders of Series F Preferred Stock and Series E Preferred Stock and Series D Preferred Stock, in the event of any liquidation, dissolution or winding up of this corporation, either voluntary or involuntary, the holders of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock then outstanding shall be entitled to receive, prior and in preference to any distribution of any of the assets of this corporation to the holders of Common Stock by reason of their ownership thereof, (i) in the case of the Series A Preferred Stock, an amount per share equal to $2.675 for each outstanding share of Series A Preferred Stock (the “Original Series A Issue Price”), plus declared but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any subsequent stock splits, stock dividends, combinations, recapitalizations or the like), (ii) in the case of the Series B Preferred Stock, an amount per share equal to $24.50 for each outstanding share of Series B Preferred Stock (the “Original Series B Issue Price”), plus declared but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any subsequent stock splits, stock dividends, combinations, recapitalizations or the like) and (iii) in the case of the Series C Preferred Stock, an amount per share equal to $26.50 for each outstanding share of Series C Preferred Stock (the “Original Series C Issue Price”), plus declared but unpaid dividends on such share (subject to adjustment of such fixed dollar amounts for any subsequent stock splits, stock dividends, combinations, recapitalizations or the like). If upon the occurrence of such event, the assets and funds available to be distributed among the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then, the entire assets and funds of this corporation legally available for distribution shall be distributed pro rata among the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock in the proportion that the number of shares of such stock owned by each such holder bears to the total number of shares of Preferred Stock of this corporation then outstanding.
          (d) Upon completion of the distribution required by subsections (a), (b) and (c) of this Section 2, all of the remaining assets of this corporation available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.
          (e) (i) For purposes of this Section 2, a liquidation, dissolution or winding up of this corporation shall be deemed to be occasioned by, or to include (A) the acquisition of this corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of this corporation; (B) any transaction or series of related transactions to which this corporation is a party in which in excess of fifty percent (50%) of this corporation’s voting power is transferred, provided that any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by this corporation or any successor or indebtedness of this corporation is cancelled or converted or a combination thereof shall not be deemed a liquidation, dissolution or winding up of this corporation (collectively, subsection (A) and (B) shall be referred to as an “Acquisition”); or (C) a sale of all or substantially all of the assets of this corporation (an “Asset Transfer”).
          (ii) In the event that this corporation is a party to an Acquisition or Asset Transfer, then each holder of Preferred Stock shall be entitled to receive, for each share of Preferred Stock then held, out of the proceeds of such Acquisition or Asset Transfer, the greater of the amount of cash, securities or other property to which such holder would be entitled to receive in a liquidation, dissolution or winding up of this corporation pursuant to (i) Sections 2(a), (b) and (c) 3(b) above or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a liquidation, dissolution or winding up of this corporation with respect to such shares if such shares had been converted to Common Stock immediately prior to such Acquisition or Asset Transfer.
          (iii) In any of such events, if the consideration received by this corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:
               (A) Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:
                    (1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the thirty (30) day period ending three (3) days prior to the closing;
                    (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and
                    (3) If there is no active public market, the value shall be the fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.
               (B) The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power of all then outstanding shares of Preferred Stock.
          (iv) In the event the requirements of this subsection 2(e) are not complied with, this corporation shall forthwith either:
               (A) cause such closing to be postponed until such time as the requirements of this Section 2 have been complied with; or

               (B) cancel such transaction, in which event the rights, preferences and privileges of the holders of Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(e)(v) hereof.
          (v) This corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.
          3. Redemption. The Preferred Stock is not redeemable at the option of the holder.
          4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):
          (a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price for such series by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The initial Conversion Price per share for shares of Series A Preferred Stock shall be the Original Series A Issue Price, the initial Conversion Price per share for shares of Series B Preferred Stock shall be the Original Series B Issue Price, the initial Conversion Price per share for shares of Series C Preferred Stock shall be the Original Series C Issue Price, the initial Conversion Price per share for shares of Series D Preferred Stock shall be the Original Series D Issue Price, the initial Conversion Price per share for shares of Series E Preferred Stock shall be the Original Series E Issue Price and the initial Conversion Price per share for shares of Series F Preferred Stock shall be the Original Series F Issue Price (each an “Original Issue Price,” as applicable); provided, however, that the Conversion Price for each series of Preferred Stock shall be subject to adjustment as set forth in this subsection 4.
          (b) Automatic Conversion. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Price at the time in effect for such Preferred Stock immediately upon the earlier of (i) this corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 or Form SB-2 (or any successor form) under the Securities Act of 1933, as amended, (the “Securities Act”), the public offering price of which is not less than $20.00 per share (as adjusted for any stock splits, stock dividends, recapitalizations or the like) and $25,000,000 in the aggregate or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Preferred Stock.
          (c) Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued. Notwithstanding the foregoing, upon the occurrence of either of the events specified in Section 4(b) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to this corporation or its transfer agent; provided, however, that this corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Preferred Stock are either delivered to this corporation or its transfer agent as provided above, or the holder notifies this corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to this corporation to indemnify this corporation from any loss incurred by it in connection with such certificates. This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid and shall promptly pay (i) in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock’s fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Preferred Stock being converted and (ii) in cash (at the Common Stock’s fair market value determined by the Board of Directors as of the date of conversion) the value of any fractional share of Common Stock otherwise issuable to any holder of Preferred Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted Preferred Stock until immediately prior to the closing of such sale of securities.
          (d) Conversion Price Adjustments of Preferred Stock. The Conversion Price of each series of Preferred Stock shall be subject to adjustment from time to time as follows:
               (i) In the event this corporation should at any time or from time to time after the date of filing of this Restated Certificate of Incorporation fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referral, to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof) and without a corresponding subdivision or dividend or other distribution of the Preferred Stock, then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of each series of Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.
               (ii) If the number of shares of Common Stock outstanding at any time after the date of filing of this Restated Certificate of Incorporation is decreased by a combination of the outstanding shares of Common Stock without a corresponding combination of the Preferred Stock, then, following the record date of such combination, the Conversion Price for each series of Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.
          (e) Other Distributions. In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(i), then, in each such case for the purpose of this subsection 4(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.
          (f) Recapitalizations, Reclassification, Merger, Consolidation, Etc. If at any time or from time to time the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock whether by recapitalization, reclassification, merger, consolidation or otherwise (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization, reclassification, merger, consolidation or otherwise. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization, reclassification, merger, consolidation or otherwise to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of each series of Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

          (g) Sale of Shares Below Series F Preferred Stock Conversion Price.
               (i) If at any time or from time to time on or after the date that the first share of Series F Preferred Stock is first issued (the “Original Issue Date”), this corporation issues or sells, or is deemed by the express provisions of this Section 4(g) to have issued or sold, Additional Shares of Common Stock (as defined below), other than as provided in or pursuant to Section 4(d), 4(e) or 4(f) above, for an Effective Price (as defined below) less than the then effective Conversion Price of the Series F Preferred Stock (a “Qualifying Dilutive Issuance”), then and in each such case, the then existing Conversion Price of the Series F Preferred Stock shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Conversion Price of the Series F Preferred Stock in effect immediately prior to such issuance or sale by a fraction equal to:
                    (A) the numerator of which shall be (A) the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale, plus (B) the number of shares of Common Stock which the Aggregate Consideration (as defined below) received or deemed received by this corporation for the total number of Additional Shares of Common Stock so issued would purchase at such then-existing Conversion Price of the Series F Preferred Stock, and
                    (B) the denominator of which shall be the number of shares of Common Stock deemed outstanding (as determined below) immediately prior to such issue or sale plus the total number of Additional Shares of Common Stock so issued.
     For the purposes of the preceding sentence, the number of shares of Common Stock deemed to be outstanding as of a given date shall be the sum of (A) the number of shares of Common Stock outstanding, (B) the number of shares of Common Stock into which the then outstanding shares of Preferred Stock could be converted if fully converted on the day immediately preceding the given date, and (C) the number of shares of Common Stock which are issuable upon the exercise or conversion of all other rights, options and convertible securities outstanding on the day immediately preceding the given date.
          (ii) No adjustment shall be made to the Series F Preferred Stock Conversion Price in an amount less than one cent per share. Any adjustment required by this Section 4(g) shall be rounded to the nearest one cent $0.01 per share. Any adjustment otherwise required by this Section 4(g) that is not required to be made due to the preceding two sentences shall be included in any subsequent adjustment to the Series F Preferred Stock Conversion Price.
          (iii) For the purpose of making any adjustment required under this Section 4(g), the aggregate consideration received by this corporation for any issue or sale of securities (the “Aggregate Consideration”) shall be defined as: (A) to the extent it consists of cash, be computed at the gross amount of cash received by this corporation before deduction of any underwriting or similar commissions, compensation or concessions paid or allowed by this corporation in connection with such issue or sale and without deduction of any expenses payable by this corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as defined below) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of this corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.
          (iv) For the purpose of the adjustment required under this Section 4(g), if this corporation issues or sells (x) Preferred Stock or other stock, options, warrants, purchase rights or other securities convertible into, Additional Shares of Common Stock (such convertible stock or securities being herein referred to as “Convertible Securities”) or (y) rights or options for the purchase of Additional Shares of Common Stock or Convertible Securities and if the Effective Price of such Additional Shares of Common Stock is less than the Conversion Price for the Series F Preferred Stock, in each case this corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by this corporation for the issuance of such rights or options or Convertible Securities plus:
               (A) in the case of such rights or options, the minimum amounts of consideration, if any, payable to this corporation upon the exercise of such rights or options; and
               (B) in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to this corporation upon the conversion thereof (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities); provided that if the minimum amounts of such consideration cannot be ascertained, but are a function of antidilution or similar protective clauses, this corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses.
               (C) If the minimum amount of consideration payable to this corporation upon the exercise or conversion of rights, options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events other than by reason of antidilution adjustments, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further, that if the minimum amount of consideration payable to this corporation upon the exercise or conversion of such rights, options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to this corporation upon the exercise or conversion of such rights, options or Convertible Securities.
               (D) No further adjustment of the Conversion Price for the Series F Preferred Stock, as adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of Additional Shares of Common Stock or the exercise of any such rights or options or the conversion of any such Convertible Securities. If any such rights or options or the conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price for the Series F Preferred Stock as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price for the Series F Preferred Stock which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by this corporation upon such exercise, plus the consideration, if any, actually received by this corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted, plus the consideration, if any, actually received by this corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series F Preferred Stock.
          (v) For the purpose of making any adjustment to the Conversion Price of the Series F Preferred Stock required under this Section 4(g), “Additional Shares of Common Stock” shall mean all shares of Common Stock issued by this corporation or deemed to be issued pursuant to this Section 4(g) (including shares of Common Stock subsequently reacquired or retired by this corporation), other than:
               (A) shares of Common Stock issued upon conversion of the Preferred Stock;
               (B) shares of Common Stock or Convertible Securities issued after the Original Issue Date to employees, officers or directors of, or consultants or advisors to this corporation or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors;
               (C) shares of Common Stock issued pursuant to the exercise of Convertible Securities outstanding as of the Original Issue Date;
               (D) shares of Common Stock or Convertible Securities issued pursuant to a merger, consolidation, acquisition, strategic alliance or similar business combination approved by the Board of Directors;
               (E) shares of Common Stock or Convertible Securities issued pursuant to any equipment loan or leasing arrangement, real property leasing arrangement or debt financing from a bank or similar financial institution approved by the Board of Directors;
               (F) shares of Common Stock or Convertible Securities issued pursuant to any OEM, technology license, marketing, or strategic partnership agreements approved by the Board of Directors; or
               (G) shares of Common Stock issued or issuable in a public offering prior to or in connection with which outstanding shares of Preferred Stock will be converted to Common Stock.
          References to Common Stock in the subsections of this clause (v) above shall mean all shares of Common Stock issued by this corporation or deemed to be issued pursuant to this Section 4(g). The “Effective Price” of Additional Shares of Common Stock shall mean the quotient determined by dividing the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by this corporation under this Section 4(g), into the Aggregate Consideration received, or deemed to have been received by this corporation for such issue under this Section 4(g), for such Additional Shares of Common Stock. In the event that the number of shares of Additional Shares of Common Stock or the Effective Price cannot be ascertained at the time of issuance, such Additional Shares of Common Stock shall be deemed issued immediately upon the occurrence of the first event that makes such number of shares or the Effective Price, as applicable, ascertainable.
          (vi) In the event that this corporation issues or sells, or is deemed to have issued or sold, Additional shares of Common Stock in a Qualifying Dilutive Issuance (the “First Dilutive Issuance”), then in the event that this corporation issues or sells, or is deemed to have issued or sold, Additional Shares of Common Stock in a Qualifying Dilutive Issuance other than the First Dilutive Issuance as a part of the same transaction or series of related transactions as the First Dilutive Issuance (a “Subsequent Dilutive Issuance”), then and in each such case upon a Subsequent Dilutive Issuance the Conversion Price of the Series F Preferred Stock shall be reduced to the Conversion Price that would have been in effect had the First Dilutive Issuance and each Subsequent Dilutive Issuance all occurred on the closing date of the First Dilutive Issuance.
               (h) Special Conversion Price Adjustment for Series F Preferred Stock. If after the date the first share of Series F Preferred Stock is first issued (the “Purchase Date”), it is determined by the Board of Directors that on the Purchase Date and prior to the issuance of any shares of Series F Preferred Stock there were outstanding (calculated as provided in this Section 4(h)) more than an aggregate of 20,982,241 shares of the Corporation’s Common Stock, then the Conversion Price then in effect with respect to the Series F Preferred Stock shall be reduced to an amount equal to the product of (A) the Original Series F Issue Price and (B) the quotient obtained by dividing (x) 20,982,241 by (y) the actual number of shares of the corporation’s Common Stock determined by the Board of Directors to be outstanding as of the Purchase Date and prior to the issuance of any shares of Series F Preferred Stock. For purposes of this Section 4(h) the number of shares of Common Stock of the corporation that shall be considered outstanding shall equal the sum of all shares of Common Stock (on an as converted basis) (i) issued and outstanding, (ii) subject to granted and outstanding options under the corporation’s stock options or other incentive plans or reserved for issuance under the Corporation’s stock options or other incentive plans (but not yet subject to granted and outstanding options), and (iii) issuable upon exercise or conversion of exercisable or convertible securities outstanding on such date, whether or not such exercisable securities were vested and exercisable on such date. In no event shall the Conversion Price for the Series F Preferred Stock be increased pursuant to the operation of this paragraph. For the avoidance of doubt, any knowledge of any holder of Series F Preferred Stock (whether from disclosure schedules or otherwise) regarding any capitalization dispute or other sets of facts shall not be considered in any manner in the operation of the foregoing paragraph. The provisions of this Section 4(h) may be waived, in whole or in part, and either retrospectively or prospectively, upon the written consent of holders of at least a majority of the then-outstanding shares of Series F Preferred Stock.

          (i) No Fractional Shares and Certificate as to Adjustments.
               (i) No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.
               (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Price of any series of Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for each series of Preferred Stock held by such holder at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of each such series of Preferred Stock.
          (j) Notices of Record Date. In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this corporation shall mail to each holder of Preferred Stock, at least twenty (20) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.
          (k) Reservation of Stock Issuable Upon Conversion. This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate of Incorporation.
          (l) Notices. Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

          5. Voting Rights.
          (a) General Voting Rights. The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the bylaws of this corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote. Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock or Series F Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).
          (b) Voting for the Election of Directors. As long as at least a majority of the shares of Series A Preferred Stock originally issued remain outstanding, the holders of such shares of Series A Preferred Stock shall be entitled to elect two (2) directors of this corporation at each annual election of directors or pursuant to each consent of this corporation’s stockholders for the election of directors and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. As long as at least a majority of the shares of Series F Preferred Stock originally issued remain outstanding, the holders of such shares of Series F Preferred Stock shall be entitled to elect one (1) director of this corporation at each annual election of directors or pursuant to each consent of this corporation’s stockholders for the election of directors and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. The holders of outstanding Common Stock shall be entitled to elect one (1) director of this corporation at each annual election of directors or pursuant to each consent of this corporation’s stockholders for the election of directors and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors. The holders of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series E Preferred Stock, Series F Preferred Stock and Common Stock (voting together as a single class and not as separate series, and on an as-converted basis) shall be entitled to elect any remaining directors of this corporation. In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class or series of stock pursuant to this Section 5(b), the remaining directors so elected by that class or series may by affirmative vote of a majority thereof (or the remaining director so elected if there be but one, or if there are no such directors remaining, by the affirmative vote of the holders of a majority of the shares of that class or series), elect a successor or successors to hold office for the unexpired term of the director or directors whose place or places shall be vacant. Any director who shall have been elected by the holders of a class or series of stock or by any directors so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the majority of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

          6. Protective Provisions.
          (a) So long as at least a majority of the shares of Preferred Stock originally issued remain outstanding, this corporation shall not (whether by merger, recapitalization or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Preferred Stock:
               (i) sell, convey, or otherwise dispose of all or substantially all of its property or business or merge into or consolidate with any other corporation (other than a wholly-owned subsidiary corporation) or effect any transaction or series of related transactions in which the stockholders of the corporation would hold less than fifty percent (50%) of the voting equity securities of the surviving corporation immediately following such merger or consolidation;
               (ii) authorize or issue, or obligate itself to issue, any other equity security, including any other security convertible into or exercisable for any equity security, having a preference over, or being on a parity with, the Preferred Stock with respect to dividends, liquidation, redemption or voting;
               (iii) redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any share or shares of Preferred Stock or Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment;
               (iv) enter into any transaction or series of transactions deemed to be a liquidation, dissolution or winding-up of the corporation;
               (v) change the authorized number of directors of this corporation; or
               (vi) pay any dividend or other distribution (other than as may be permitted under Section 1 above) on the shares of Common Stock or Preferred Stock; or
               (vii) amend, alter, or repeal of any provision of the Certificate of Incorporation of this corporation (including any filing of a Certificate of Designation), that alters or changes the voting or other powers, preferences, or other special rights, privileges or restrictions of the Preferred Stock;
          (b) As long as any of the shares of Series A Preferred Stock originally issued remain outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock (voting together as a single class and not as separate series and on an as-converted basis):

               (i) alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares; or
               (ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series A Preferred Stock.
          (c) As long as any of the shares of Series B Preferred Stock originally issued remain outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series B Preferred Stock (voting together as a single class and not as separate series and on an as-converted basis):
               (i) alter or change the rights, preferences or privileges of the shares of Series B Preferred Stock so as to affect adversely the shares; or
               (ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series B Preferred Stock.
          (d) As long as any of the shares of Series C Preferred Stock originally issued remain outstanding, this corporation shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series C Preferred Stock (voting together as a single class and not as separate series and on an as-converted basis):
               (i) alter or change the rights, preferences or privileges of the shares of Series C Preferred Stock so as to affect adversely the shares; or
               (ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series C Preferred Stock.
          (e) As long as any of the shares of Series D Preferred Stock originally issued remain outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series D Preferred Stock (voting together as a single class and not as separate series and on an as-converted basis):
               (i) alter or change the rights, preferences or privileges of the shares of Series D Preferred Stock so as to affect adversely the shares; or
               (ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series D Preferred Stock.
          (f) As long as any of the shares of Series E Preferred Stock originally issued remain outstanding, this corporation shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series E Preferred Stock (voting together as a single class and not as separate series and on an as-converted basis):

               (i) alter or change the rights, preferences or privileges of the shares of Series E Preferred Stock so as to affect adversely the shares; or
               (ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series E Preferred Stock.
          (g) As long as any of the shares of Series F Preferred Stock originally issued remain outstanding, this corporation shall not (whether by merger, recapitalization or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the then outstanding shares of Series F Preferred Stock (voting together as a single class and not as separate series and on an as-converted basis):
               (i) alter or change the rights, preferences or privileges of the shares of Series F Preferred Stock so as to affect adversely the shares; or
               (ii) increase or decrease (other than by redemption or conversion) the total number of authorized shares of Series F Preferred Stock.
          7. Status of Converted Stock. In the event any shares of Preferred Stock shall be converted into Common Stock pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by this corporation. The Restated Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.
     D. Common Stock. The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).
          1. Dividend Rights. Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when and as declared by the Board of Directors, out of any assets of this corporation legally available therefor, such dividends as may be declared from time to time by the Board of Directors.
          2. Liquidation Rights. Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Article IV(B) hereof.
          3. Voting Rights. The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.
ARTICLE V
     Except as otherwise provided in this Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

ARTICLE VI
     The number of directors of this corporation shall be fixed from time to time by a bylaw or amendment thereof duly adopted by the Board of Directors or by the stockholders.
ARTICLE VII
     Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.
ARTICLE VIII
     Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.
ARTICLE IX
     A director of this corporation shall, to the fullest extent permitted by the General Corporation Law as it now exists or as it may hereafter be amended, not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. If the General Corporation Law is amended, after approval by the stockholders of this Article, to authorize corporation action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law, as so amended.
     Any amendment, repeal or modification of this Article IX, or the adoption of any provision of this Restated Certificate of Incorporation inconsistent with this Article IX, by the stockholders of this corporation shall not apply to or adversely affect any right or protection of a director of this corporation existing at the time of such amendment, repeal, modification or adoption.
ARTICLE X
     To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

     Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.